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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

Date:         May 1, 2002
Contact:      Steven R. Hedberg
For Release:    Immediately

ASE ANNOUNCES EXCLUSIVE SERVICES AGREEMENT WITH HONEYWELL

ST. PAUL, MINNESOTA --Aero Systems Engineering, Inc. (Nasdaq -- AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today that it has signed an exclusive services agreement with Honeywell to provide design, engineering and fabrication services for Honeywell engine test cells sold to third parties. ASE will function as the exclusive subcontractor to Honeywell for these services on contracts where Honeywell is the prime contractor providing new engine test cells or equipment upgrades to customers that test Honeywell engines.

The agreement allows both parties the potential to grow their respective markets while providing an increased level of support and services to their military and commercial customers both domestically and internationally.

Charles Loux, the President of Aero Systems Engineering, Inc., indicated that he was very pleased with the agreement with Honeywell as it will allow ASE to expand its test cell presence utilizing its specialized testing technology in conjunction with the strength of Honeywell in the OEM engine marketplace.

Comments regarding the ability of the Company to achieve revenues in the future and other forward-looking statements involve risks and uncertainties, including but not limited to general economic conditions, the condition of the aerospace industry, signing of future contracts, competitive factors and other risks detailed from time to time in the Company's reports to the SEC, including the report on Form 10-K for the year end December 31, 2001. Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Market(sm) under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc. (ASE), tel 651-220-1222.




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